Exhibit 5.7

January 11, 2019	direct phone: 515-242-2410 direct fax: 515-323-8510 email: proskey@brownwinick.com

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Ladies and Gentlemen:

We have acted as Iowa counsel to Eldorado Resorts, Inc. (the “Company”), and each of the Iowa entities listed on Schedule I hereto (the “Iowa Companies,” or each, individually, an “Iowa Company”), in connection with the filing by the Company of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to up to $600,000,000 in aggregate principal amount of 6% Senior Notes due 2026 (the “Exchange Notes”) of the Company, and the related guarantees of the Exchange Notes (the “Exchange Guarantees”) by the Guarantors to be issued in exchange for an equal aggregate principal amount of the Company’s outstanding 6% Senior Notes due 2026 (the “Existing Notes”) and the related guarantees of the Existing Notes issued September 20, 2018 pursuant to (i) the Indenture, dated as of September 20, 2018, among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by that certain supplemental indenture dated as of October 1, 2018 (the “Indenture”) and (ii) the Registration Rights Agreement, dated as of September 20, 2018 (the “Registration Rights Agreement”), among the Company, the guarantors party thereto and the other parties party thereto.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Iowa Companies in connection with the authorization and issuance of the Exchange Notes and the Exchange Guarantees, all as referenced in the Registration Statement. For purposes of this opinion letter and except to the extent set forth in the opinions expressed below, we have assumed all such proceedings have been or will be timely completed in the manner presently proposed, and the terms of such issuance will be in compliance with applicable laws.

We have examined originals or copies certified or otherwise identified to our satisfaction as being true copies of the Registration Statement, the Indenture, the Registration Rights Agreement, the form of the Exchange Notes, the articles of incorporation, certificate of organization, amended and restated bylaws, and operating agreements of each of the Iowa Companies, the resolutions of the board

January 11, 2019

of directors, board of managers, sole member or ultimate sole member, as applicable, of each of the Iowa Companies with respect to the Exchange Notes and the Exchange Guarantees, certificates of existence issued by the Iowa Secretary of State dated as of a recent date with respect to each of the Iowa Companies, and such other documents, agreements, instruments and limited liability company records as we have deemed necessary or appropriate for the purpose of issuing this opinion letter. We have obtained from officers and other representatives and agents of the Iowa Companies and from public officials, and have relied upon, such certificates, representations and assurance as we have deemed necessary and appropriate for the purpose of issuing this opinion letter.

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that (i) the obligations of each party set forth in the documents we have received are its valid and binding obligations, enforceable against such party in accordance with their respective terms; (ii) the statements of fact and representations and warranties set forth in the documents we reviewed are true and correct as to factual matters; (iii) each natural person executing a document has sufficient legal capacity to do so; (iv) all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (v) all limited liability company and corporate records made available to us by the Iowa Companies, and all public records we have reviewed, are accurate and complete.

We are qualified to practice law in the State of Iowa. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Iowa, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to the laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules, or regulations, including, without limitation, any federal securities or bankruptcy laws, rules or regulations, any state securities or “blue sky” laws, rules or regulations or any state laws regarding fraudulent transfers.

Based on the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, we are of the opinion that:

1. Each Iowa Company is validly existing as a corporation or limited liability company, as applicable, duly formed and in good standing under the laws of the State of Iowa.

2. Each Iowa Company has the corporate or limited liability company power and authority, as applicable, to execute, deliver and perform its obligations under the Indenture and the Registration Rights Agreement, including the Exchange Notes and the Exchange Guarantees as applicable.

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3. Each of the Iowa Companies has duly authorized the execution and delivery of the Indenture and the Registration Rights Agreement, and the performance of its obligations thereunder.

The opinions contained herein are subject to the effect of bankruptcy, insolvency, reorganization, moratorium, anti-deficiency, and other laws now or hereafter in effect relating to or affecting the enforcement of creditor’s rights generally, the federal Bankruptcy Code, the Uniform Fraudulent Transfer Act (as codified in NRS Chapter 112), and any other laws, rules and regulations relating to fraudulent conveyances and transfers.

The opinions expressed herein are based upon the applicable laws of the State of Iowa and the facts in existence as of the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly address by the opinions set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted from or otherwise relied on for any other purpose.

Very truly yours,

/s/ Doug Gross

Douglas E. Gross

DEG:mej

January 11, 2019

SCHEDULE I

IOWA GUARANTORS

IOC BLACK HAWK COUNTY, INC.

ISLE OF CAPRI BETTENDORF, L.C.